POWER OF ATTORNEY
(Robert A. Klosterboer)


	I hereby appoint George H. Cave, Mark N. Rogers and Bernard Gutmann, and each of them, attorney-in-fact for me, each with full power of substitution, to prepare, execute and deliver on my behalf reports required to be filed by me pursuant to Section 16 of the Securities
Exchange Act of 1934, as amended ("Section 16"), and
Rule 144 and Rule 145 under the Securities Act of 1933
(singly or collectively ("Rule 144")), and any and all related documents and instruments. Among other things, each attorney-in-fact is authorized to file original reports (either electronically or otherwise), signed by me or on my behalf, on Forms 3, 4 and 5, and Form
144 with the Securities and Exchange Commission, any and all related documents and instruments, and to provide any necessary copies of such signed forms, documents and instruments to The NASDAQ Stock Market and ON Semiconductor Corporation as required by the rules under Section 16 and Rule 144 as in effect from time to time.

	This power of attorney is effective from the date hereof until April 15, 2016, unless earlier revoked or terminated.

Dated:	January 15, 2014



/s/ Robert A. Klosterboer
Robert A. Klosterboer